UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 3, 2005

NORCROSS SAFETY PRODUCTS L.L.C.

(Exact name of Registrant as specified in its charter)

Delaware	333-110531	61-1283304
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2001 Spring Road, Suite 425 Oak Brook, Illinois		60523
(Address of principal executive offices)		(Zip Code)

(630) 572-5715

(Registrant’s Telephone Number, Including Area Code)

2211 York Road, Suite 215

Oak Brook, Illinois 60523

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 - Entry into a Material Definitive Agreement.

On October 3, 2005 Norcross Safety Products L.L.C., a Delaware limited liability company (the “Company”), signed a definitive purchase agreement to acquire all of the issued and outstanding capital stock of The Fibre-Metal Products Company (“Fibre-Metal”), a manufacturer of premium head protection equipment.  The purchase price consists of a base purchase price of $68 million (a) plus the amount that the working capital of Fibre-Metal at closing exceeds approximately $9.3 million or minus the amount that the working capital of Fibre-Metal at closing falls below approximately $8.9 million, and (b) minus the net indebtedness of Fibre-Metal as of the closing.

The purchase agreement contains representations, warranties, covenants and indemnities that are common to acquisitions of this kind.  The agreement also contains provisions indemnifying the Company for pre-closing taxes, certain intellectual property matters and environmental liabilities at Fibre-Metal’s owned real property.  Consummation of the acquisition contemplated by the purchase agreement remains subject to the satisfaction of a number of closing conditions typical to a transaction of this nature, including, but not limited to, the following:

•                  The absence of any injunction or order from a court or administrative agency that would restrain or prohibit the consummation of the transaction.

•                  The waiting period under the HSR Act has expired or been terminated.

•                  Certain third-party consents, approvals or waivers have been obtained.

•                  Execution by the Company of certain ancillary agreements including a real property leases and an escrow agreement.

•                  Certain members of Fibre-Metal’s management shall have entered into or reasonable efforts shall have been made to cause certain members of management to enter into employment or consulting agreements with the Company.

There can be no assurance that the closing conditions will be satisfied or that the transaction will be consummated.  The Company intends to fund this acquisition through cash on hand, borrowings under its existing credit facility, and borrowings under an additional committed credit facility provided by Credit Suisse.

Item 8.01. Other Events.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 8.01 by reference.

Item 9.01 - Financial Statements and Exhibits.

(a)           Not applicable

(b)           Not applicable

(c)           Exhibits.

99.1	Press Release of the Company dated on October 4, 2005.

Certain statements made in this report are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve risks and uncertainties that may cause actual events and results to differ materially from expected events and results.  As detailed in the Company’s other periodic SEC reports, the risks and uncertainties of investing in the Company include, among others: (a) retention of existing customers, maintaining key supplier status with those customers with whom the Company has achieved such status and obtaining new customers; (b) retention of critical employees; (c) the Company’s high degree of leverage and significant debt service obligations; (d) impact of current and future laws and governmental regulations affecting the Company or its product offerings; (e) the highly competitive nature of the personal protection equipment industry; (f) the impact of governmental spending; (g) acceptance by consumers of new products the Company develops or acquires; (h) the importance and costs of product innovation; (i) unforeseen problems associated with international sales, including gains and losses from foreign currency exchange and restrictions on the efficient repatriation of earnings; (j) the unpredictability of patent protection and other intellectual property issues; (k) cancellation of current orders; (l) the outcome of pending product liability claims and the availability of indemnification for those claims; (m) general risks associated with the personal protection equipment industry; and (n) the successful integration of acquired companies on economically acceptable terms. Consummation of the agreement to purchase the stock of Fibre-Metal is also subject to satisfaction or waiver of all closing conditions agreed upon by the parties, including those mentioned above. In view of these considerations, the Company’s noteholders should not place undue reliance on the predictive value of the forward-looking statements made in this report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 6, 2005	NORCROSS SAFETY PRODUCTS L.L.C.

	By:	/s/ David F. Myers, Jr.
	Name:	David F. Myers Jr.
	Its:	Executive Vice President, Chief Financial
Officer, Secretary and Manager (Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of the Company dated on October 4, 2005.